80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

For Immediate Release

MedAire Wins Contract to Support Military Sealift Command

TEMPE, Ariz. (April 10, 2006) – MedAire, Inc (ASX:MDE) today announced that it has been awarded a five year contract to provide its remote-based, emergency medical assistance services to the Military Sealift Command (MSC).

MSC provides ocean transportation of equipment, fuel, supplies and ammunition to sustain U.S. forces worldwide during peacetime and in war for as long as operational requirements dictate.

The contract enables a ship’s crew to be in direct contact with MedAire’s 24/7 MedLink Global Response Center any time there is a question or concern in managing a medical condition onboard a deployed ship. The crew receives real-time assistance from the board certified emergency physicians who work within MedLink, which is based within the Emergency Department of Banner Good Samaritan Medical Center, Phoenix, Arizona.

“We are very pleased with the opportunity to continue our support of the Military Sealift Command,” said MedAire Founder and Chairman, Joan Sullivan Garrett. “Their needs and requirements are perhaps among the most sophisticated that we see in the maritime industry.”

The new contract comes at the conclusion of MedAire’s initial five-year contract with MSC.

Today, MSC has approximately 8,000 mariners at sea and is the largest employer of merchant mariners in the United States. MSC currently operates 110 non-combatant, civilian-crewed ships worldwide. In addition, the command has access to 65 other ships that are kept in reduced operating status, ready to be activated if needed.

About MedAire

Established in 1985, MedAire provides real-time, emergency medical and security assistance services for companies with employees, customers or guests in remote environments. Clients include commercial airlines, corporate flight departments, maritime operators and government agencies. In providing clients a total health and security solution, MedAire also provides clients with related training, web-based information and specialized resources such as medical and security kits. MedAire, listed under MDE on the Australian Stock Exchange, can be found on the Internet at www.MedAire.com.

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MedAire Contact:

Steve Holstein, Phone: +1.480.333.3700, Email: sholstein@medaire.com

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.